EXHIBIT 1

           Reciprocal Stock Exchange Agreement dated November 29, 1995 between Hollywood Trenz, Inc. and Advanced Media, Inc.






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                              Advanced Media, Inc.
                                80 Orville Drive
                             Bohemia, New York 11716



                                                             November 29, 1995


Hollywood Trenz, Inc.
3471 N. Federal Highway
Ft. Lauderdale, Florida 33306

                          Re: Reciprocal Stock Exchange

Gentlemen:

     This letter sets forth our agreement to rescind the June 28, 1994 agreement (the "Agreement") and return to each other the shares of common stock obtained by each of us pursuant to that Agreement.

     In this connection:

     1. No later than five (5) business days following execution of this letter agreement, Advanced Media, Inc. will deliver to the escrow agent under the Escrow Agreement referred to below, Certificate No. 1599-0 representing 1,500,000 shares of common stock, par value $.0001 per share, of Hollywood Trenz, Inc., together with a duly executed blank stock power with Medallion Guaranteed signature; and

     2. No later than five (5) business days following execution of this letter agreement, Hollywood Trenz, Inc. will deliver to the escrow agent under the Escrow Agreement referred to below, Certificate No. AM2610 representing 1,000,000 shares of common stock, par value $.001 per share, of Advanced Media, Inc., together with a duly executed blank stock power with Medallion Guaranteed signature; and

     3. Advanced Media, Inc., Hollywood Trenz, Inc. and the escrow agent under the Escrow Agreement referred to herein, shall execute and deliver to each other the Escrow Agreement substantially in the form attached hereto as Exhibit A.






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     4. In accordance with the terms of the Escrow  Agreement,  the escrow agent will distribute to the parties their respective Stock Certificates.

     Upon each parties receipt of its Stock Certificate, the Agreement shall be considered at an end and neither party shall have any further obligations under such Agreement. In addition, upon mutual execution of this letter agreement, and each parties due performance of its obligations thereunder, Hollywood Trenz, Inc. and Advanced Media, Inc. shall forever discharge one another and each of their respective servants, directors, officers, attorneys, agents and employees, whether now employed or previously employed, as well as all predecessors, successors, subsidiaries, heirs and assigns from all claims or damages whatsoever, in law or in equity, whether now known or unknown, arising from the beginning of time through the date of this letter agreement.

     If the foregoing accurately sets forth our Agreement, please sign where indicated below.

                                           Sincerely,

                                           Advanced Media, Inc.


                                           By:  /s/ David P. Sommers
                                           ---------------------------
                                           David P. Sommers
                                           VP Finance & Chief Financial Officer
Accepted and Agreed as of
the date first above written:

Hollywood Trenz, Inc.


By:  /s/ Edward R. Showalter
         -------------------
         Edward R. Showalter
         Chairman, President, C.E.O.












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                                ESCROW AGREEMENT

     This ESCROW AGREEMENT is made and entered into this 29th day of November, 1995, by and among Advanced Media, Inc., a Delaware corporation ("AMI"); Hollywood Trenz, Inc., a Delaware corporation ("HT"); and Blau, Kramer, Wactlar & Lieberman, P.C., a New York professional corporation, as escrow agent hereunder (the "Escrow Agent").

                              W I T N E S S E T H:

     WHEREAS, pursuant to an agreement dated June 28, 1994 between AMI and HT, AMI currently owns 1,500,000 shares of Common Stock, par value $.0001 of HT, represented by certificate number 1599-0, and HT currently owns, 1,000,000 shares of Common Stock, par value $.0001 of AMI represented by certificate number AM2610 (collectively referred to herein as the "Stock"); and

     WHEREAS, AMI and HT have agreed to surrender to each other the shares of Common Stock owned by each of them in the other;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

     1. Establishment of Escrow.

        AMI and HT (collectively referred to herein as the "Parties") hereby deliver to the Escrow Agent the Stock, duly endorsed in blank, subject to certain conditions set forth in Sections 2 and 3 below. The Escrow Agent by its execution and delivery of this Escrow Agreement hereby acknowledges receipt of the Stock and agrees to act in respect thereto and otherwise as hereinafter set forth.

     2. Release of the Stock.

        The Escrow Agent shall release and deliver (a) the AMI Stock to AMI, and
(b) the HT Stock to HT, in each case upon its receipt of a certificate or certificates representing all of the Stock from the Parties.

     3. Stock Rights.

        So long as the Escrow Agent holds any Stock, it shall not have any obligation to hold any securities or other property distributed in respect of the Stock.

     4. Termination of Escow Agreement.

     (a) This Escrow Agreement shall terminate upon the earlier of (i) the release and delivery of the entire amount of the Stock in accordance with the provisions of Section 2 hereof or (ii) December 15, 1995.



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     (b) If all of the Stock,  duly endorsed in blank,  has not been received by the Escrow Agent prior to December 15, 1995, on December 15, 1995, the Escrow Agent shall transfer any Stock it then holds to the party who deposited that Stock with the Escrow Agent and this Escrow Agreement shall terminate.

     5. Miscellaneous.

     (a) All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or by recognized national overnight courier:

     If to AMI:

     Advanced Media,  Inc.
     80 Orville Drive
     Bohemia,  New York 11716
     Attention:  President

     With a copy to:

     Blau, Kramer, Wactlar & Lieberman, P.C.
     100 Jericho Quadrangle
     Jericho, New York 11753
     Attention:  Neil M. Kaufman, Esq.
     Fax:  (516) 822-4824

     If to HT:

     Hollywood Trenz Inc.
     3471 North Federal Highway
     Ft. Lauderdale, Florida 33306
     Attention:  Edward R. Showalter

     If to the Escrow Agent:

     Blau, Kramer, Wactlar & Lieberman, P.C.
     100 Jericho Quadrangle
     Jericho, New York 11753
     Attention:  Neil M. Kaufman, Esq.
     Fax:  (516) 822-4824

or, in each case, at such other address as may be specified in writing to the other parties. Any such notice or other communication shall be deemed to have been given or made as of the date received.

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     (b) The Parties shall pay all fees and exprenses,  including  counsel fees, reasonably incurred by the Escrow Agent in the performance of its duties hereunder. The fees and expenses so payable shall be paid to the Escrow Agent form time to time consistent with normal commercial practice upon its written request to the Parties.

     (c) The acceptance by the Escrow Agent of its duties as such under this Escrow Agreement is subject to the following terms and conditions, which all parties to this Escrow Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

          (i) The  Escrow  Agent is not a party to,  and is not  bound  by,  any
agreement   which  may  be  evidenced   by,  or  arise  out  of,  the  foregoing
instructions, other than as expressly set forth herein.

          (ii) The Escrow Agent shall be protected in acting in accordance with the terms of this Agreement upon any written notice, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

          (iii) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

          (iv) In the event the Escrow Agent becomes involved in any litigaiton or dispute by reason hereof, it is hereby authorized to deposit with the clerk of a court of competent jurisdiction any and all funds, securities or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any and all funds, securities or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder.

          (v) AMI and HT agree to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, expense (including reasonable attorneys' fees and expenses), claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for gross negligence or willful misconduct of the Escrow Agent. The foregoing indemnities in this paragraph shall survive the resignation of the Escrow Agent or the termination of this Agreement.

          (vi) The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to the AMI and HT at their respective addresses set forth in Section 5(a) hereof, at least ten (10) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation all property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be jointly designated in writing to the Escrow Agent by AMI and HT, whereupon all the Escrow Agent's obligations hereunder shall cease and termiante. If no such person shall have been designated by such date, all obligations of the Escrow Agent hereunder shall nevertheless cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely all property then held by it pursuant to this Agreement and to deliver the same to a person designated by AMI and HT or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.



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     (d) This Escrow  Agreement shall be interpreted,  construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law principles of such laws. This Escrow Agreement may not be modified or amended or any term or provision hereof waived or discharged, except in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced. This Escrow Agreement may be executed simultaneously in one or more couterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All the terms of this Escrow Agreement shall be binding upon the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of an be enforceable by the parties hereof and their respective successors and assigns; provided, however, that this Escrow Agreement and any interest herein or hereunder shall not be assignable by any of the parties hereto without the prior written consent of all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first written above.

                                        ADVANCED MEDIA, INC.


                                        By: /s/ David P. Sommers
                                        ----------------------------------------
                                        David P. Sommers
                                        VP Finance & Chief Financial Officer

                                        HOLLYWOOD TRENZ INC.

                                        By:  /s/ Edward R. Showalter
                                        ----------------------------------------
                                        Edward R. Showalter
                                        Chairman, President, C.E.O.

                                        BLAU, KRAMER, WACTLAR & LIEBERMAN, P.C., as Escrow Agent


                                        By:  /s/ Neil M. Kaufman
                                            ------------------------------------
                                        Neil M. Kaufman




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